Exhibit 10.28

[ZP LETTERHEAD]

July 15, 2013

Kleanthis G. Xanthopoulos, Ph.D.

c/o Regulus Therapeutics

3545 John Hopkins Ct., Suite 210

San Diego, CA 92121-1121

Re:	Modification to Consulting Agreement

Dear Kleanthis:

This letter agreement (this “Amendment”) amends certain provisions of your Independent Director Agreement with ZP Holdings, Inc. (the “Company”) dated as of March 28, 2013 (the “Original Agreement”).

Per your request, beginning on the Company’s next scheduled pay date, all payments of the consulting fee and out-of-pocket expenses under the Original Agreement will be made to “Helios Capital, Inc.,” a California corporation controlled by you and located at 6305 El Camino Del Teatro, La Jolla, California 92037. Accordingly, your Original Agreement is hereby amended such that each occurrence of the word “Director” in Section 2(i) and Section 2(iii) of the Original Agreement, Section 2(a) of Schedule A to the Original Agreement, and the first sentence of Section 2(c) of Schedule A to the Original Agreement shall be deleted and replaced with the words “Director or his designee.”

Except as expressly amended by this Amendment, the Original Agreement remains in full force and affect and otherwise unchanged. The Original Agreement shall, together with this Amendment, be read and construed as a single document. Please indicate your agreement to the Amendment by signing below and returning a copy of this letter to the Company at your earliest convenience.

Very truly yours,

ZP HOLDINGS, INC.

By:	/s/ Vikram Lamba
Vikram Lamba
President and Chief Executive Officer

Acknowledged and agreed by:

/s/ Kleanthis G. Xanthopoulos
Kleanthis G. Xanthopoulos